                                                                                                                  EXHIBIT 12.01

                                            THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                                    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS [1]


(In millions)                                                       2002         2001         2000         1999         1998
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   EARNINGS                                                    $   1,068    $     341    $   1,418    $     1,235    $   1,475

ADD:
FIXED CHARGES
   Interest expense                                                  265          295          250            219          216
   Interest factor attributable to rentals                            73           72           67             61           54
   Interest credited to contractholders                            1,288        1,260        1,124          1,197        1,475
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     TOTAL FIXED CHARGES                                           1,626        1,627        1,441          1,477        1,745
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   TOTAL FIXED CHARGES EXCLUDING INTEREST CREDITED TO
     CONTRACTHOLDERS                                                 338          367          317            280          270
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EARNINGS, AS DEFINED                                               2,694        1,968        2,859          2,712        3,220
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EARNINGS, AS DEFINED, EXCLUDING INTEREST CREDITED TO
   CONTRACTHOLDERS                                             $   1,406    $     708    $   1,735    $     1,515    $   1,745
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RATIOS
   Earnings, as defined, to total fixed charges [2]                  1.7          1.2          2.0           1.8          1.8
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   Earnings, as defined, excluding interest credited to
     contractholders, to total fixed charges excluding
     interest credited to contractholders [3] [4]                    4.2          1.9          5.5           5.4          6.5
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[1] The Company had no dividends on preferred stock for the years 1998 to 2002.
[2] Excluding the impact of September 11 of $678, the 2001 ratio of earnings to fixed charges was 1.6.
[3] Excluding the impact of September 11 of $678, the 2001 ratio of earnings to fixed charges excluding interest credited to contractholders was 3.8.
[4] This secondary ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them and is more comparable to the ratios disclosed by all issuers of fixed income securities.